Exhibit 10.64

Kenneth Fasola 9151 Boulevard 26 North Richland Hills. TX 76180 Phone: (817) 255-5699 Fax: (817) 255-5394 Ken.fasola@healthmarkets.com

August 31, 2011

Personal and Confidential	Delivered Via Email

Mark Smith

10601 Gainsborough Road

Potomac,MD 20854.

Dear Mark:

This letter will summarize the terms of your prospective employment with Insphere Insurance Solutions, Inc. (the “Company”), a wholly owned subsidiary of HealthMarkets, LLC (“HealthMarkets”).

Title:	Your position will be that of Insphere Senior Vice President and Chief Operating Officer. In this capacity, you will be reporting directly to Ken Fasola, President and CEO.

Start Date:	Your start date (the “Effective Date”) with the Company to be mutually agreed upon by you and Mr. Fasola.

Compensation:	Upon the Effective Date, your annual base salary will be $320,000 payable bi-weekly.

Cash Bonus:	You shall be eligible for an annual target bonus of 50% of your annual salary ($160,000), to be measured by performance goals established by you and Mr. Fasola and guaranteed for one year.

Stock Options:

Upon the Board of Directors approval, following the Effective date, you will be granted a non-qualified option to purchase an aggregate of 75,000 shares of the Company’s Class A- 1 Common Stock, pursuant and subject to the terms of the HealthMarkets 2006 Management Option Plan.

Relocation:

In the event of your relocation to the Dallas Metro Area, relocation benefits from your current residence, to a new residence in the Dallas metro area will be provided as outlined in the attached HealthMarkets Executive Relocation Policy. All reimbursed relocation expenses subject to taxation will be “grossed up.”

Benefits:

You will be eligible for all employee benefits at the first of the month following 90 days of employment. Enclosed is a 2011 HealthMarkets Benefits Summary. We will also reimburse your current COBRA expense during our benefit waiting period. This reimbursement will be a lump sum payment “grossed up” and will be paid on the first available pay period after the receipt of appropriate documentation.

Smith, Mark

Vacation:	You will be eligible for up to four (4) weeks of vacation accrued as outlined in the Company vacation policy.

Severance:

In the event your employment with the Company (or a successor company) is terminated by the Company (or such successor company) without “Cause” (as such term is hereinafter defined), or if you terminate your employment with the Company (or such successor company) for “Good Reason” (as such term is hereinafter defined), you will be entitled to receive a severance payment in an amount equal to (a) 100% of your annual base salary in effect on the termination date plus (b) 75% of your annual target bonus in effect on the termination dats. The Company’s obligation to pay severance hereunder is expressly subject to your execution of a release in a form reasonably acceptable to the Company on the termination date that would include but not be limited to a release of all claims against the Company, confidentiality, non-compete, non-disparagement, and non-solicitation acknowledgements. Severance shall be payable in equal bi-weekly installments beginning on the first regular pay period after the receipt of a executed agreement and the passage of any revocation period.

   For purposes of this paragraph, a termination shall be for “Cause” if

•

You shall commit an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its affiliates or subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or your ability to perform the duties required hereunder; or

•	You shall commit a breach of any of the covenants, terms or provisions of the Company’s employment policies which are generally in effect; or

•

You shall commit a material breach of any of the other provisions of the Agreement, which breach has not bee remedied within 30 days of the delivery to you by the Board of Directors of written notice of the facts constituting the breach, and which breach if not cured would have a material adverse effect on the Company; or

•	You shall habitually neglect your obligations under this Agreement or your duties as an employee of the Company.

For purposes of this Agreement, a termination shall be for “good Reason” if you terminate your employment within 90 days    following the occurrence, without your consent, of any of the following events:

•	A material and prolonged diminution in your authority or responsibilities; or

•

A decrease in your base salary or a reduction in your participation in the Company’s benefit plans and policies to a level materially less favorable to you unless such reduction applies to all senior level executives; or

   Any other breach by the Company of a material provision of this Agreement.

Smith, Mark

Tax
Withholding:	All payments to be made hereunder shall be subject to applicable federal and state tax withholding, FICA and Medicare taxes and other applicable withholding.

Background
Investigation:	This offer is contingent upon completion of an acceptable background investigation to include reference checks, verification of education and a pre-employment drug screening.

At-Will
Employment:

You understand that HealthMarkets is an “at-will” employer, and as such, this letter does not constitute a contract of employment and does not guarantee your employment with the Company for a fixed term or definite period. Your employment may be terminated at the will of either party, with or without cause, and with or without prior notice.

Attachments:	The following attachments are included for your review:

1. HealthMarkets 2011 Benefits Overview

2. Executive Relocation Policy

Kindly acknowledge your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this letter.

Sincerely,

/s/ Kenneth Fasola
Kenneth Fasola
President and CEO

Attachments

Acknowledged and agreed to this         day of          , 2011

/s/ Mark Smith
Mark Smith